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                     November 18, 2022

       Christopher D. Davies
       Chief Executive Officer
       Figure Acquisition Corp. I
       650 California Street, Suite 2700
       San Francisco, CA 94108

                                                        Re: Figure Acquisition
Corp. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 3,
2022
                                                            File No. 001-40081

       Dear Christopher D. Davies:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Derek Dostal